ASSET PURCHASE AGREEMENT



                                      among

                                  HAUSER, INC.

                         HAUSER TECHNICAL SERVICES, INC.

                     SPECIALIZED TECHNOLOGY RESOURCES, INC.

                                       and

                            STR ACQUISITION SUB, INC.



                           Dated as of August 27, 2002



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


SECTION 1     SALE OF ASSETS AND ASSUMPTION OF LIABILITIES.....................6

   1.1.       Sale of Assets...................................................6
   1.2.       Purchased Assets.................................................6
   1.3.       Excluded Assets..................................................8
   1.4.       Assumed Liabilities..............................................9
   1.5.       Excluded Liabilities............................................10

SECTION 2     PURCHASE PRICE..................................................10

   2.1.       Purchase Price..................................................10
   2.2.       Payment of Purchase Price.......................................11
   2.3.       Post-Closing Adjustment to Purchase Price.......................11
   2.4.       Wal-Mart Receivable.............................................12

SECTION 3     REPRESENTATIONS AND WARRANTIES OF SELLER........................13

   3.1.       Corporate Existence.............................................13
   3.2.       Corporate Authority.............................................13
   3.3.       Governmental Approvals; Consents................................13
   3.4.       Financial Statements............................................14
   3.5.       Absence of Changes..............................................14
   3.6.       Real and Personal Properties....................................14
   3.7.       Contracts.......................................................15
   3.8.       Litigation, Agencies............................................15
   3.9.       Intangible Property Rights......................................15
   3.10.      Insurance.......................................................16
   3.11.      Tax Matters.....................................................16
   3.12.      Employment and Benefits.........................................16
   3.13.      Compliance with Laws............................................17
   3.14.      Finders; Brokers; Consultants...................................18
   3.15.      Environmental Matters...........................................18
   3.16.      Accounts Receivable.............................................19
   3.17.      Accounts Payable................................................19
   3.18.      Sufficiency of Assets...........................................19
   3.19.      Condition of Facilities.........................................19
   3.20.      No Other Representations or Warranties..........................19
   3.21.      Expiration of Representations and Warranties....................20

SECTION 4     REPRESENTATIONS OF BUYER........................................20

   4.1.       Corporate Existence.............................................20
   4.2.       Corporate Authority.............................................20
   4.3.       Governmental Approvals; Consents................................21
   4.4.       Finders; Brokers; Consultants...................................21
   4.5.       Financial Capacity..............................................21
   4.6.       No Other Representations or Warranties..........................21


                                      (i)

   4.7.       Investigation...................................................21
   4.8.       Expiration of Representations and Warranties....................21

SECTION 5     AGREEMENTS OF BUYER AND SELLER..................................22

   5.1.       Operation of the Business.......................................22
   5.2.       Investigation of Business.......................................23
   5.3.       Mutual Cooperation; No Inconsistent Action......................23
   5.4.       Public Disclosures..............................................24
   5.5.       Access to Records and Personnel.................................24
   5.6.       Employee Relations and Benefits.................................24
   5.7.       "As Is" Condition...............................................27
   5.8.       Confidentiality Letter..........................................28
   5.9.       Financing.......................................................28
   5.10.      Administration of Accounts; Customer Inquiries..................28
   5.11.      Assignment of Contracts.........................................28
   5.12.      Outstanding Checks..............................................28
   5.13.      Named Insured...................................................29
   5.14.      Use of Name.....................................................29
   5.15.      Purchase Price Allocation.......................................29
   5.16.      Buyer's Operation of the Business...............................29

SECTION 6     CONDITIONS......................................................29

   6.1.       Conditions Precedent to Obligations of Buyer and Seller.........29
   6.2.       Conditions Precedent to Obligation of Seller....................30
   6.3.       Conditions Precedent to Obligation of Buyer.....................31

SECTION 7     CLOSING.........................................................32

   7.1.       Closing Date....................................................32
   7.2.       Buyer Deliveries................................................32
   7.3.       Seller Deliveries...............................................32

SECTION 8     INDEMNIFICATION.................................................32

   8.1.       Indemnification by Hauser and Seller............................32
   8.2.       Indemnification by STR and Buyer................................34
   8.3.       Indemnification Calculations....................................35

SECTION 9     TERMINATION.....................................................35

   9.1.       Termination Events..............................................35
   9.2.       Effect of Termination...........................................36

SECTION 10    ALTERNATIVE DISPUTE RESOLUTION..................................36


SECTION 11    MISCELLANEOUS...................................................36

   11.1.      Notices.........................................................36
   11.2.      Bulk Transfers..................................................38
   11.3.      Transfer Taxes..................................................38
   11.4.      Further Assurances; Asset Returns...............................38
   11.5.      Other Covenants.................................................38


                                      (ii)

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   11.6.      Expenses........................................................39
   11.7.      Non-Assignability...............................................39
   11.8.      Amendment; Waiver...............................................39
   11.9.      Representations and Warranties; Schedules and Exhibits..........39
   11.10.     Third Parties...................................................40
   11.11.     Governing Law...................................................40
   11.12.     Consent to Jurisdiction.........................................40
   11.13.     Certain Definitions.............................................40
   11.14.     Entire Agreement................................................41
   11.15.     Section Headings; Table of Contents.............................41
   11.16.     Severability....................................................41
   11.17.     Counterparts....................................................41


EXHIBITS

EXHIBIT A-1-   Katz Employment Agreement
EXHIBIT A-2-   Damon Employment Agreement
EXHIBIT B  -   Form of Assignment and Assumption of Lease
EXHIBIT C  -   Form of Bill of Sale, Assignment and Assumption Agreement
EXHIBIT D  -   Form of Intellectual Property Assignment
EXHIBIT E  -   Form of Opinion of Willkie Farr & Gallagher


                                     (iii)

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                             INDEX OF DEFINED TERMS

                                                                            PAGE

1060 Forms....................................................................29
Accounts Receivable............................................................6
Actual Deficiency.............................................................12
affiliate.....................................................................41
Agreement......................................................................6
Annual Financial Statements...................................................14
Asset Purchase.................................................................6
Assets.........................................................................6
Assignment and Assumption of Lease............................................30
Assumed Liabilities...........................................................10
Benefit Plans.................................................................17
Bill of Sale Agreement........................................................31
Blue Cross....................................................................25
Business.......................................................................6
Business Employees............................................................17
Buyer..........................................................................6
Buyer Employee Plan...........................................................25
Buyer Indemnifying Parties....................................................34
Buyer Indemnitees.............................................................33
Buyer Losses..................................................................33
Buyer Material Adverse Effect.................................................20
Buyer Savings Plan............................................................26
Buyer Threshold...............................................................35
Cash Purchase Price...........................................................11
Closing.......................................................................32
Closing Date..................................................................32
Closing Working Capital.......................................................12
COBRA.........................................................................27
Code..........................................................................29
Collection Statement..........................................................13
Confidentiality Letter........................................................23
Contracts......................................................................8
Copyright Rights...............................................................7
Disclosed Contracts...........................................................15
Disclosure Schedule...........................................................13
Environmental Laws............................................................19
Environmental Liability.......................................................19
ERISA.........................................................................17
Excluded Assets................................................................8
Excluded Liabilities..........................................................10
Financing.....................................................................21
Hazardous Substance...........................................................19
Heller........................................................................39


                                      (iv)

Independent Accounting Firm...................................................12
Internet Rights................................................................7
knowledge.....................................................................41
Leased Real Property..........................................................15
Licenses and Permits..........................................................18
Losses........................................................................34
Machinery......................................................................7
Material Adverse Effect.......................................................13
Offer Employees...............................................................25
Owned Real Property............................................................8
Permitted Liens...............................................................15
person........................................................................41
Policy........................................................................25
Proposed Adjustments..........................................................12
Purchase Price................................................................11
Remedial Action...............................................................19
Required Consents.............................................................30
Security Deposit...............................................................8
Seller.........................................................................6
Seller DC Plan................................................................26
Seller Indemnifying Parties...................................................33
Seller Indemnitees............................................................34
Seller's Losses...............................................................34
subsidiaries..................................................................41
subsidiary....................................................................41
Taxes.........................................................................16
Technology.....................................................................7
Threshold.....................................................................34
Trademark Rights...............................................................7
Transfer Taxes................................................................38
Transferred Employees.........................................................25
Vacation Policy...............................................................27
Wal-Mart Receivable...........................................................11
WARN..........................................................................27
WC Determination Date.........................................................11
Working Capital...............................................................11
Working Capital Holdback......................................................11


                                      (v)

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of August 27, 2002 (hereinafter "Agreement"), among HAUSER, INC., a Delaware corporation ("Hauser"), HAUSER TECHNICAL SERVICES, INC., a Delaware corporation ("Seller"), Specialized Technology Resources, Inc., a Delaware corporation ("STR"), and STR ACQUISITION SUB, INC., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

     WHEREAS, Seller is a wholly owned subsidiary of Hauser;

     WHEREAS, through its Shuster Laboratories division in Canton, Massachusetts, Seller is engaged in the businesses of technical and management consulting, product development, product evaluation and testing, laboratory testing, laboratory affairs, auditing, consumer testing and sensory research, and claims substantiation to manufacturers and marketers of foods, pharmaceuticals, dietary supplements, household and personal care products, and specialty industrial products (collectively, but excluding the Excluded Assets (as defined herein) and the Excluded Liabilities (as defined herein), the "Business"); and

     WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, substantially all of the assets and liabilities of Seller principally related to the Business (such purchase, the "Asset Purchase").

     NOW, THEREFORE, in consideration of the foregoing representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    SECTION 1
                  SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

     1.1. Sale of Assets. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and effective as of the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase or assume, as the case may be, all of the Assets, wherever located, other than the Excluded Assets described in Section 1.3. As of the Closing, risk of loss as to the Assets shall pass from Seller to Buyer.

     1.2. Purchased Assets. Subject to Section 1.3 hereof, the following assets shall be purchased by Buyer at the Closing (collectively, the "Assets"):

          (a) Accounts Receivable. All accounts receivable and other receivables of the Business (the "Accounts Receivable").

          (b) Fixed Assets and Equipment. All machinery, vehicles, furniture, fixtures, equipment and other items of personal property owned by Seller and used principally in connection with the Business, including, but not limited to, those items set forth on Schedule

1.2(b) hereto (the "Machinery") and all warranties and guarantees, if any, express or implied, existing for the benefit of Seller in connection with the Machinery, to the extent transferable.

          (c) Intangible Property.

               (i) Intellectual Property Rights. All of Seller's right, title and interest in:

               (A) plans, designs, research data, trade secrets and other proprietary know-how, formulae and manufacturing processes, operating manuals, drawings, technology, methods and manuals, data, records, procedures, research and development records, and, to the extent transferable, all licenses or other rights to use any such technical information and know-how of others, in each case, only as and to the extent set forth on Schedule 1.2(c)(i)(A) (the "Technology");

               (B) all trademarks and service marks (registered or unregistered), trade dress and trade names and all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith and any and all licenses or other rights to use trademarks owned by others, in each case, only as and to the extent set forth on Schedule 1.2(c)(i)(B) (the "Trademark Rights");

               (C) all copyright registrations, copyright applications and, to the extent transferable, all licenses or other rights to use the copyrights of others (including, but not limited to, licenses to use software necessary for the operation of the Business), in each case, only as and to the extent set forth on Schedule 1.2(c)(i)(C) (the "Copyright Rights"); and

               (D) all domain name registrations used by Seller and listed on
Schedule 1.2(c)(i)(D) (the "Internet Rights").

               (ii) Business Information. All business information, management systems (to the extent transferable) and related books, files and records currently used principally by Seller and relating principally to the operation of the Business, including, but not limited to, advertising, marketing and sales programs, business and strategic plans, customer lists, rolodexes, databases and telephone numbers;

               (iii) Goodwill. All goodwill of Seller relating to the Business; and

               (iv) Name. The names "Shuster(R)," "Shuster Laboratories" and "Shuster Labs" or any variation thereof and any derivations thereof.

          (d) Contracts. All commitments, contracts and agreements, written or oral, to which Seller is a party or by which Seller is bound that relate principally to the operation of the Business as of the Closing Date, including, without limitation, the Machinery or other personal property leases, service or maintenance agreements, broker agreements, sales representative agreements, license agreements, the lease of the Leased Real Property (as defined in Section 3.6(b)), the Disclosed Contracts (as defined in Section 3.7(a)) and the Blue Cross Blue Shield health policy (collectively, the "Contracts").

          (e) Licenses and Permits. To the extent transferable, all Licenses and Permits (as defined in Section 3.13) owned by Seller and which relate principally to the operation of the Business.

          (f) Information Systems. Any information systems of the Business listed on Schedule 1.2(f).

          (g) Real Property Lease. The lease of the Leased Real Property listed on Schedule 3.6(b), together with Seller's right, title and interest in and to all improvements, fixtures and all appurtenances thereto.

          (h) Books and Records. All books and records of the Business, including, without limitation, all data and records, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records, and personnel records (the "Books and Records"), subject to legal requirements.

          (i) Deposits, Prepaid Expenses, Etc. Solely with respect to the Business, all rights relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not excluded under
Section 1.3.

          (j) Security Deposit Amount. Any and all rights to the security deposit currently in the amount of $333,333.33 (and interest) existing with respect to the lease of the Leased Real Property (the "Security Deposit" ).

          (k) Other Assets. All other assets utilized in the Business owned by Seller included in the Financial Statements (as defined in Section 3.4), or subsequently acquired in the operation of the Business, to the extent still in existence on the Closing Date, excluding the Excluded Assets (as defined in Section 1.3).

     1.3. Excluded Assets. Notwithstanding anything herein to the contrary, it is expressly agreed that Seller will retain and Buyer will not acquire the following assets (the "Excluded Assets"):

          (a) Non-Business Assets. Any assets utilized by Seller principally in connection with businesses other than the Business or used by Seller at facilities which are not owned or used by Seller principally in the operation of the Business.

          (b) Owned Real Property. All real property owned by Seller, including all facilities thereon, and all easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads and appurtenances pertaining to or accruing to the benefit of such property to which Seller has title (collectively, the "Owned Real Property").

          (c) Cash and Cash Equivalents. Cash and cash equivalents, including, without limitation, checking accounts, bank deposits, investments in so-called "money market" funds, commercial paper funds, certificates of deposit, Treasury bills and accrued interest thereon.

          (d) Tax Losses, Refunds and Credits. All losses, loss carry-forwards and rights to receive refunds, credits and loss carry-forwards with respect to any and all Taxes (as defined in Section 3.11(a)) of Seller that constitute Excluded Liabilities.

          (e) Insurance Contracts. Any contracts of insurance in respect of the Business; and any reimbursement for, or other benefit associated with prepaid insurance, and any rights associated with any prepaid expense for which Buyer will not receive the benefit after the Closing Date.

          (f) Employee Benefit Assets. Except as expressly provided in Section
5.6 hereof, assets relating to the Benefit Plans (as defined in Section
3.12(b)).

          (g) Transferred or Disposed Assets. Any assets transferred or otherwise disposed of by Seller in the ordinary course of the Business prior to the Closing.

          (h) Hauser Name. The names "Hauser, Inc.," "Hauser," "Hauser Technical Services, Inc." or any related or similar trade names, trademarks, service marks, email addresses or logos to the extent the same incorporate the names "Hauser, Inc.," "Hauser" "Hauser Technical Services, Inc." or any variation thereof and any derivations thereof.

          (i) Minute Books and Stock Records. The minute books, stock records and corporate seal of Seller.

          (j) Certain Personnel Records. All personnel records, if any, that Seller is required by law to retain in its possession provided that Buyer shall be permitted to inspect and copy such records to the extent permitted by law.

     1.4. Assumed Liabilities.

     On the Closing Date, Buyer shall assume and agree to pay, perform and discharge when due (without limiting any defenses available to Buyer against third parties), (i)(a) accrued and unpaid payroll relating to the employees of the Business, (b) accrued vacation relating to the employees of the Business,
(c) accounts payable of the Business, (d) all debts, obligations and liabilities to Seller's suppliers to the extent related to the Business and to the extent they are still in existence on the Closing Date, as well as all debts, obligations and liabilities incurred in the ordinary course of business subsequent to the date of the Financial Statements to the extent related to the Business, (e) all debts, obligations and liabilities of Seller under the Contracts, (including, without limitation, the Disclosed Contracts and the lease of the Leased Real Property) and the Licenses and Permits, (f) client prepayments as they relate to the Business, (g) accrued sales taxes of the Business, (h) accrued commissions as they relate to the Business, (i) all obligations and liabilities relating to the purchase of the HPLC units, (j) all obligations and liabilities related to the assumption of the Policy (as defined herein) to the extent permitted by the Policy as administered by Blue Cross (as defined herein) and (k) other liabilities listed on Schedule 1.4, and (ii) any and all debts, liabilities and obligations, other than Excluded Liabilities (as defined in Section 1.5) of Seller, which arise on account of Buyer's operation of the Business or the use of the Assets from and after the Closing Date, whether known or unknown, fixed or contingent (collectively, the "Assumed Liabilities").

     1.5. Excluded Liabilities. Notwithstanding anything herein to the contrary, it is expressly agreed that Seller will retain and Buyer shall not assume any of the following liabilities (the "Excluded Liabilities"):

          (a) all debts, liabilities and obligations principally arising out of or relating to the Excluded Assets;

          (b) all debts, liabilities or obligations of Seller that do not arise out of or are not principally related to the Business;

          (c) all debts, liabilities, payables or other obligations due to Hauser or any of its affiliates in respect of any inter-company loan or similar indebtedness;

          (d) all income or similar Taxes of Seller;

          (e) all other Taxes applicable to the Business, the Assets or the Assumed Liabilities, in each case, attributable to periods (or portions thereof) ending on or prior to the Closing Date, except for those Taxes assumed in
Section 1.4 herein and Buyer's percentage of the Transfer Taxes, if any;

          (f) all customer claims arising principally from the conduct of the Business prior to the Closing Date, except to the extent such customer claims are attributable to Buyer's conduct of the Business from and after the Closing Date;

          (g) unless expressly assumed pursuant to Sections 1.4(i), (j) and (k) herein, all liabilities not reflected in the Financial Statements or incurred since the date of the Financial Statements in the ordinary course of business;

          (h) remaining unpaid liabilities, if any, relating to the initial capital expenditure in the approximate amount of $278,950 for a Flourescence Detector, Millennium Server, Millennium Network and a Replacement Server, which amount is $80,740.76 as of the date hereof; and

          (i) all debts, liabilities or obligations of Seller pursuant to any bank loans or similar indebtedness.

                                    SECTION 2
                                 PURCHASE PRICE

     2.1. Purchase Price. Upon the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties, covenants and agreements of the parties contained herein, at the Closing and effective as of the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, the Assets and Buyer shall assume the Assumed Liabilities for an aggregate cash purchase price of SEVEN MILLION SEVEN HUNDRED THIRTY TWO THOUSAND NINE HUNDRED SEVEN DOLLARS AND EIGHT

CENTS ($7,732,907.08) (the "Purchase Price"), which shall consist of (i) SEVEN MILLION DOLLARS ($7,000,000) in cash to be paid to Seller at the Closing (the "Cash Purchase Price") , (ii) TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) to be held by Buyer (the "Working Capital Holdback") , all or a portion of which may be released to Seller subject to a final determination of the Closing Working Capital pursuant to Section 2.3(b) below, and (iii) the receivable from Wal-Mart in the amount of FOUR HUNDRED EIGHTY TWO THOUSAND NINE HUNDRED SEVEN DOLLARS AND EIGHT CENTS ($482,907.08) owed by Wal-Mart pursuant to invoice number 0011866 (the "Wal-Mart Receivable" ), which Wal-Mart Receivable shall be paid in accordance with Section 2.4 herein. The Purchase Price is payable in accordance with this Section 2.

     2.2. Payment of Purchase Price. On the Closing Date, Buyer and Seller shall execute the Bill of Sale Agreement (as defined in Section 6.2(b)) and Buyer shall (i) pay the Cash Purchase Price by wire transfer of immediately available federal funds to such bank account(s) as shall be designated by Seller prior to the Closing and (ii) place the Working Capital Holdback in reserve for payment in accordance with Section 2.3(c) herein. The Wal-Mart Receivable shall be paid to Seller in accordance with Section 2.4 herein.

     2.3. Post-Closing Adjustment to Purchase Price. The Purchase Price shall be subject to adjustment after the Closing as follows:

          (a) Working Capital. For purposes of this Agreement, "Working Capital" shall mean the current assets of the Business included in the Assets (exclusive of (i) the Wal-Mart Receivable, (ii) $125,000 of the $250,000 Food Logic LLC receivable and (iii) the Security Deposit; but including current assets of Buyer occurring in the ordinary of business from the Closing Date through and including the WC Determination Date (as defined below)), including, without limitation, the Accounts Receivable (except as provided above), prepaid expenses and any cash (but only that cash) received in respect of Accounts Receivable that have been paid after the Closing Date (which shall not be used on or prior to the WC Determination Date for any purpose other than paying accounts payable of Buyer), each as of the WC Determination Date, less the accounts payable and other current liabilities of Buyer included in the Assumed Liabilities (exclusive of (i) the Waters Millennium liability retained by Seller pursuant to Section 1.5(h) herein, if any, and (ii) any liabilities relating to the HPLC units; but including (x) any current liabilities of Buyer incurred in the ordinary course of business from the Closing Date through and including the WC Determination Date and (y) any intercompany indebtedness to STR or its affiliates incurred by Buyer after the Closing Date to the extent such intercompany indebtedness is used to pay the current liabilities of Buyer on or prior to the WC Determination Date) as of the WC Determination Date, all as determined in a manner consistent with the Business' internal accounting practices applied consistently and in a manner consistent with generally accepted accounting principles. On August 31, 2002 (the "WC Determination Date"), Working Capital shall be no less than $1,900,000.

          (b) Post-Closing Determination. Within thirty (30) days after the WC Determination Date, Buyer shall prepare a statement setting forth the Working Capital as of the close of business on the WC Determination Date (the "Closing Working Capital" ). During the period of any dispute with respect to the application of this Section 2.3, Buyer shall provide Seller full access to the books, records, facilities and employees of Buyer, and shall cooperate with Seller to the extent reasonably requested by Seller to investigate the basis for such dispute. Not later than thirty (30) calendar days after receipt of the Closing Working Capital statement, Seller shall provide Buyer with a list of those items, if any, to which Seller takes exception and Seller's proposed adjustments (the "Proposed Adjustments" ). If Seller fails to deliver to Buyer the Proposed Adjustments within thirty (30) calendar days following receipt of the Closing Working Capital statement, Seller shall be deemed to have accepted the Closing Working Capital statement for the purposes of any Purchase Price adjustment under Section 2.3(c) hereof. Any items not disputed shall be deemed to be accepted and agreed to by Seller. If Buyer does not give Seller notice of objections within ten (10) calendar days following receipt of the Proposed Adjustments, Buyer shall be deemed to have accepted the Proposed Adjustments for the purposes of any Purchase Price adjustment under Section 2.3(c) hereof. Any items not disputed shall be deemed to be accepted and agreed to by Buyer. If Buyer gives Seller notice of objections to the Proposed Adjustments, and if Buyer and Seller are unable, within five (5) calendar days after receipt by Seller of the notice by Buyer of objections, to resolve the disputed exceptions, such disputed exceptions will be referred to a firm of independent certified public accountants ("Independent Accounting Firm" ) mutually acceptable to Buyer and Seller. The Independent Accounting Firm shall, within thirty (30) days following its selection, deliver to Buyer and Seller a written report determining such disputed exceptions, and its determinations will be conclusive and binding upon the parties thereto for the purposes of any Purchase Price adjustment under Section 2.3(c) hereof. The fees and disbursements of the Independent Accounting Firm acting under this Section shall be shared equally by Buyer and Seller.

          (c) Purchase Price Adjustment. Within two (2) business days following the computation and final determination, pursuant to Section 2.3(b) hereof, of the Closing Working Capital, and based upon such final determination, if the Closing Working Capital is less than $1,900,000 (the amount of such deficiency, the "Actual Deficiency" ), Seller shall, pursuant to Section 2.3(d) hereof, pay to Buyer an amount equal to the Actual Deficiency. If the Closing Working Capital is equal to or greater than $1,900,000, no adjustment to the Purchase Price shall be made and the Working Capital Holdback shall be paid to Seller pursuant to Section 2.3(d) herein.

          (d) Working Capital Payment. In the event of an Actual Deficiency, the amount of such Actual Deficiency shall be paid first from the Working Capital Holdback and then, if necessary, by Seller (without regard to the Threshold (as defined herein) or any other limitation). In the event that either (i) the Actual Deficiency is less than the Working Capital Holdback or (ii) the Closing Working Capital is equal to or greater than $1,900,000, Buyer shall promptly (and in any event within two (2) business days after determination of the Closing Working Capital) pay Seller the Working Capital Holdback less the Actual Deficiency, if any.

     2.4. Wal-Mart Receivable. In the event the Wal-Mart Receivable is not received by Seller prior to the Closing Date, upon receipt by Buyer of all or any portion of the Wal-Mart Receivable, Buyer shall promptly (but in no event later than two (2) business days after receipt of all of any portion of the Wal-Mart Receivable) pay such amount to Seller. Until Seller has received the entire Wal-Mart Receivable, Buyer shall deliver to Seller a monthly statement (each a "Collection Statement" ) setting forth in reasonable detail the amount of cash collected in respect of the Wal-Mart Receivable. Buyer covenants and agrees that from and after the Closing

Date, Buyer will use commercially reasonable efforts to collect the Wal-Mart Receivable in accordance with past practice.

                                    SECTION 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that, and as to Sections 3.1, 3.2 and 3.3 herein, Hauser represents and warrants to Buyer that, as of the date of this Agreement and except as set forth on the correspondingly numbered section of the disclosure schedule delivered to Buyer in connection herewith (the "Disclosure Schedule"):

     3.1. Corporate Existence. Each of Hauser and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite corporate power and authority to own, lease and operate the properties and assets used in the Business being sold or assigned hereunder and to carry on the Business as the same is now being conducted. Seller is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction wherein, by reason of the nature of the Business or the character of the Assets, the failure to be so qualified would have a material adverse effect on the results of operations, financial condition or business of the Business taken as a whole or on the ability of Seller to consummate the transactions contemplated hereby, other than as a result of normally recurring seasonal changes, changes relating to the economy in general or changes relating to the industry in which the Business operates in general (a "Material Adverse Effect"). References to Material Adverse Effect in this Section 3 shall include those items of the same kind (determined by reference to the relevant representation) occurring individually or in the aggregate. For purposes of this Section 3, and without limitation, any such adverse effect on the results of operations, financial condition or business of the Business exceeding forty thousand dollars ($40,000) (after giving effect to any applicable insurance) shall be deemed material.

     3.2. Corporate Authority. This Agreement and the consummation of all of the transactions provided for herein have been duly authorized by all requisite corporate action, and each of Hauser and Seller has full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement has been duly executed and delivered by Hauser and Seller, and constitutes a valid and legally binding obligation of Hauser and Seller, enforceable in accordance with its terms except as enforceability may be (a) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights, or (b) subject to general principles of equity. Neither the execution and delivery of this Agreement by each of Hauser and Seller nor the consummation by Hauser and Seller of the transactions contemplated hereby will violate or conflict with any provision of the Certificate of Incorporation or By-Laws of either Hauser or Seller, as applicable, or result in any breach or constitute any default under any contract, indenture, mortgage, lease, note or other agreement or instrument to which either Hauser or Seller is subject or is a party, except for any such violation, conflict, breach or default which would not have a Material Adverse Effect.

     3.3. Governmental Approvals; Consents. Neither Hauser nor Seller is subject to any order, judgment or decree which would prevent the consummation of the transactions contemplated hereby. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative proceeding is pending or, to the knowledge of Hauser or Seller, threatened against Hauser or Seller which would enjoin or delay the transactions contemplated hereby. No consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or of any third party, is or has been required on the part of either Hauser or Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for such consents, approvals, orders or authorizations of, licenses or permits, declarations, registrations, filings or notices the failure of which to obtain or make would not have a Material Adverse Effect or which have been obtained.

     3.4. Financial Statements. Schedule 3.4 contains a copy of the unaudited balance sheet and internally prepared statements of income of the Business for the current fiscal year as of July 31, 2002 (the "Financial Statements"). The Financial Statements are true, correct and complete and present fairly the financial condition and the results of the operations of the Business as of the dates and for the periods indicated. The Financial Statements have been prepared in accordance with Seller's internal accounting practices applied consistently and in a manner consistent with generally accepted accounting principles. Seller makes no representation with respect to any financial information for the Business delivered to Buyer other than as contained in or pursuant to this Agreement. Seller makes no other representation or warranty with respect to such financial information presented in the Financial Statements other than as contained in or pursuant to this Agreement.

     3.5. Absence of Changes. Except as otherwise disclosed in the Financial Statements or as contemplated by this Agreement, since the date of the Financial Statements, (a) the Business has been conducted in all material respects in the ordinary course consistent with past practice and (b) to Seller's knowledge, there has not been any and no fact or condition exists which would have, or could reasonably be expected to have, a Material Adverse Effect.

     3.6. Real and Personal Properties. Seller has good title to the personal property included in the Assets and a valid leasehold interest in the Leased Real Property (as defined in Section 3.6(b)), free and clear of all material liens, charges and other encumbrances, except (i) as disclosed in the Financial Statements or as sold or otherwise disposed of in the ordinary course of business since the date of the Financial Statements; (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or, if due,
(A) not delinquent or (B) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (iii) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iv) liens arising from the Amended and Restated Credit Agreement, dated as of December 7, 2001, as amended, among, Wells Fargo Bank, N.A., Hauser, Inc., Hauser Technical Services, Inc., Botanicals International Extracts, Inc. and Zetapharm, Inc. and documents and agreements related thereto; and (v) other liens, charges or other encumbrances which would not have a Material Adverse Effect (such liens, charges and encumbrances described in clauses (i)-(v) hereof are referred to herein as "Permitted Liens").

          (b) Schedule 3.6(b) contains a list of all leases of real property principally used by Seller in the Business ("Leased Real Property"), which Leased Real Property includes all buildings, structures and other improvements situated thereon leased by Seller. To Seller's knowledge, there are no parties in possession of any portion of the Leased Real Property as lessees, tenants at sufferance or trespassers other than Seller. Seller does not own any real property used in connection with the Business.

     3.7. Contracts. Except for the Disclosed Contracts (as defined below), there are no outstanding Contracts that (i) involve commitments by Seller for terms of twelve (12) months or longer and involve payment after the Closing Date of more than $50,000; (ii) involve payment after the Closing Date of more than $50,000; or (iii) involve payment on an annualized basis of more than $50,000, except for Contracts, the loss of which would not have a Material Adverse Effect. Contracts disclosed in Schedule 3.7 are hereafter referred to as the "Disclosed Contracts".

          (b) Seller has furnished or made available to Buyer a true and correct copy of each Disclosed Contract. Each Contract which is to be assigned to Buyer pursuant to this Agreement is valid and in full force and effect according to its terms, and to Seller's knowledge, the parties thereto are not in material default or breach under any such Contract and there are no claims affecting the same of any kind pending as of which Seller has notice except where such failure to be valid or in full force or effect or such breach or claim would not have a Material Adverse Effect.

     3.8. Litigation, Agencies. Except as disclosed in the Financial Statements, there are no actions, suits, proceedings (whether adjudicatory, rulemaking, licensing, or otherwise) or investigations pending or, to the knowledge of Seller, threatened in law or in equity, or before any governmental agency. Seller is not in default under any judgment, order, injunction or decree of any court or government agency relating to the Business except for such defaults, judgments, orders, injunctions or decrees which would not have a Material Adverse Effect.

     3.9. Intangible Property Rights. To Seller's knowledge: (i) Seller owns, is licensed or has the right to use the Technology free and clear of all liens, encumbrances, equities and other restrictions; and (ii) there are no pending claims challenging the validity or ownership of such Technology or Seller's right to use such Technology.

          (b) (i) Seller owns, is licensed or has the full right to use the Trademark Rights; (ii) all such registered Trademark Rights are valid and subsisting, free and clear of any encumbrances or rights of third parties which would restrict Buyer's right to use such registered Trademark Rights; and (iii) there are no pending or, to Seller's knowledge, threatened claims by or against Seller with respect to any Trademark Rights and none of such Trademark Rights is, to Seller's knowledge, now being infringed by others.

          (c) (i) Seller owns, is licensed or has the full right to use the Copyright Rights; (ii) all such registered Copyright Rights are valid and subsisting, free and clear of any encumbrances or rights of third parties which would restrict Buyer's right to use such registered Copyright Rights; and (iii) there are no pending or, to Seller's knowledge, threatened claims by or against Seller with respect to any Copyright Rights and, to Seller's knowledge, none of such Copyright Rights is now being infringed by others.

          (d) (i) Seller owns, is licensed or has the right to use and transfer the Internet Rights; (ii) all such Internet Rights are valid and subsisting, free and clear of any encumbrances or rights of third parties which would restrict Buyer's right to use or transfer such Internet Rights; and (iii) there are no pending or, to Seller's knowledge, threatened claims by or against Seller with respect to any Internet Rights and, to Seller's knowledge, none of such Internet Rights is now being infringed by others.

     3.10. Insurance. Seller has in full force and effect the policies of insurance set forth on Schedule 3.10 and will continue in force to the Closing Date policies of insurance of substantially the same character and coverage.

     3.11. Tax Matters. For purposes of this Agreement, "Taxes" shall mean any federal, state, provincial, local, territorial and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts.

          (b) Seller has filed all Tax returns that it was required to file and has paid all Taxes as shown to be due on such returns except where the failure to file such returns or to pay such Taxes would not have a Material Adverse Effect. All such tax returns were correct and complete in all material respects. Seller is not the beneficiary of any extension of time within which to file any Tax return.

          (c) There is no material dispute or claim concerning any Tax liability of Seller either (A) claimed or raised by any authority in writing or (B) as to which Seller has knowledge, based upon verbal discussion of any Tax liability with any agent of such authority.

          (d) Seller has withheld from employee salaries, wages and other compensation of Transferred Employees, all material Taxes related to the Business and required to be so withheld, for all periods for which the statutory period of limitations for the assessment of Taxes has not yet expired and has filed or will file all required withholding tax returns and paid or will pay all such withheld Taxes as required by law.

          (e) There are no liens for Taxes (other than for Taxes not yet due and payable and Permitted Liens) on any Asset except those liens that would not have a Material Adverse Effect.

     3.12. Employment and Benefits. Labor Controversies. Except for any matter that would not have a Material Adverse Effect, in respect of the Business, (i) Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours,
(ii) there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Seller,
(iv) within the past five (5) years, Seller has not experienced any strike, work stoppage or other labor difficulty, and (v) Seller is not a party to, or subject to, a collective bargaining agreement, and no collective bargaining agreement relating to employees of Seller is currently being negotiated.

          (b) Employee Benefit Plans. For purposes of this Agreement, "Benefit Plans" shall mean all "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, "multiemployer plans" within the meaning of Sections 3(37) and 4001(a)(3) of ERISA), retirement, savings, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements (whether or not subject to ERISA as to which both (A) any employee or former employee of the Business (collectively, the "Business Employees") has any present or future right to benefits and (B) Seller or any of its subsidiaries has any present or future liability). Schedule 3.12(b)(i) sets forth a summary of each material Benefit Plan.

               (ii) With respect to each Benefit Plan, Seller has made available to Buyer a copy or written description thereof.

               (iii) Each Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where a failure to do so would not have a Material Adverse Effect. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and Seller has no knowledge of any circumstances that will or could result in the loss of such qualification. Each trust created under any Benefit Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstances that will or could result in revocation of such exemption.

               (iv) The transactions contemplated by this Agreement will not cause Buyer to incur any liability under Title IV of ERISA with respect to any Benefit Plan or any "multiemployer plan" (as defined in Section 3(37) of ERISA) in which any Business Employee participates. Seller has no liability nor knowledge of any facts or circumstances that would incur any liability, and the transactions contemplated by this Agreement will not result in any liability,
(i) for any Lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (ii) for any interest payments required under Section 302(e) of ERISA or
Section 412(m) of the Code, (iii) for any excise tax imposed by Section 4971 of the Code, or (iv) for any minimum funding contributions under Section 302(e)(11) of ERISA or Section 412(e)(11) of the Code.

          (c) Employment Contracts. Except as set forth on Schedule 3.12(c), there are no employment contracts between Seller or any affiliate of Seller, on the one hand, and any Business Employees, on the other hand, other than contracts representing the standard terms and conditions of employment prevailing between Seller and their Business Employees.

     3.13. Compliance with Laws. To Seller's knowledge, (i) with respect to the Business, Seller has all licenses, permits or franchises issued by any United States or foreign, federal, state, provincial, municipal or local authority or regulatory body and other governmental certificates, authorizations and approvals (collectively "Licenses and Permits") required by every United States or foreign, federal, state, provincial, municipal and local governmental or regulatory body for the operation of the Business and the use of its properties as presently operated or used; (ii) with respect to the Business, all such Licenses and Permits are in full force and effect and no action, claim or proceeding is pending, nor to the knowledge of Seller is threatened, to suspend, revoke, revise, limit, restrict or terminate any of such Licenses and Permits or declare any such License and Permit invalid; (iii) with respect to the Business, Seller has filed all necessary reports and maintained and retained all necessary records pertaining to such Licenses and Permits in all material respects; and
(iv) with respect to the Business, Seller has otherwise substantially complied with all of the laws, ordinances, regulations and orders applicable to its existence, financial condition, operations, properties or Business, and Seller has not received any notice to the contrary. Schedule 3.13 contains a complete list of all material Licenses and Permits.

     3.14. Finders; Brokers; Consultants. Seller is not a party to any agreement with any finder, broker or consultant, or in any way obligated to any finder, broker or consultant for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement, except Oberman Associates, Inc. and Peter J. Solomon Company Limited, the fees of which will be paid by Seller.

     3.15. Environmental Matters. (a) (i) in respect of the Business, Seller is in compliance with all Environmental Laws (as defined in Section 3.15(b)(i)) applicable to the nature, scope and extent of the Business as presently conducted by Seller, except for violations of Environmental Laws that would not have a Material Adverse Effect;

               (ii) in respect of the Business, Seller holds, and is in compliance with, all Licenses and Permits, required under Environmental Laws applicable to the nature, scope and extent of the Business as presently conducted by Seller, except for the absence of, or noncompliance with, such Licenses and Permits that would not have a Material Adverse Effect;

               (iii) prior to the date of this Agreement, in respect of the Business, Seller has not received any written notice of the institution or pendency of any lawsuit, action, proceeding, investigation or claim by any person alleging any Environmental Liability arising from or relating to the conduct of the Business, except for all such cases that would not have a Material Adverse Effect; and

               (iv) to the knowledge of Seller, there have been no spills or releases of Hazardous Substances by or in connection with the Business. Except as disclosed on Schedule 3.15, Seller has not disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Substances.

          (b) As used herein:

               (i) "Environmental Laws" means any domestic, foreign, federal, state, interstate or local statute, law or regulation in effect in any jurisdiction where the Business is presently conducted by Seller, which has been properly promulgated, is in effect and is binding upon Seller as of the Closing Date or any order, injunction, judgment, decree, common law or other enforceable requirement of any governmental entity, and relating to the protection of the environment, including any of the foregoing related to: (A) Remedial Actions;
(B) the
reporting, licensing, permitting, or investigating of the emission, discharge, release or threatened release of Hazardous Substances into the air, surface water, groundwater or land; or (C) the manufacture, release, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Substances.

               (ii) "Environmental Liability" means any liability or obligation arising under Environmental Laws in connection with the Assets or the Business to the extent arising from any condition existing or any act or omission of Seller at or prior to the Closing Date.

               (iii) "Hazardous Substance" means (A) any substance or material regulated under applicable Environmental Laws or (B) gasoline, diesel fuel or other petroleum hydrocarbons or polychlorinated biphenyls or asbestos.

               (iv) "Remedial Action" means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other cleanup activity pertaining to any Hazardous Substance.

     3.16. Accounts Receivable. All Accounts Receivable that are reflected on the accounting records of the Business as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Business in the ordinary course of business net of any reserve for doubtful accounts as of the Closing Date maintained in accordance with past practice. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

     3.17. Accounts Payable. Seller shall pay all accounts payable for products or services furnished to the Business prior to the Closing Date in a manner consistent with its prior practice and which would not reasonably be expected to impair relations with such client, consultant, auditor or supplier. Seller has no dispute with any client, consultant, auditor or supplier and shall not withhold or offset payments to such consultant, auditor or supplier nor institute or threaten litigation or take any other extraordinary actions.

     3.18. Sufficiency of Assets. The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate, or intended for use in connection with, the Business in the manner presently operated by Seller and (b) include all of the operating assets used by Seller in the operation of the Business.

     3.19. Condition of Facilities. Each item of tangible personal property included in the Assets is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business. No item of tangible personal property included in the Assets is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. Except as disclosed in Schedule 3.19, all tangible personal property used in the Business is in the possession of Seller.

     3.20. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3, neither Hauser, Seller, any advisor to Hauser or Seller nor any other person makes any other express or implied representation or warranty on behalf of Hauser or Seller, including, without limitation, as to the probable success or profitability of the ownership, use or operation of the Business, and the Assets by STR or Buyer after the Closing, and each of Hauser and Seller hereby disclaims any such representation or warranty.

     3.21. Expiration of Representations and Warranties. Subject to Section 8 hereof, the respective representations and warranties of Hauser and Seller contained herein shall expire and be terminated and extinguished on the day twelve (12) months following the Closing Date; provided, however, the representations and warranties of Hauser and/or Seller, as applicable, in (a)
Section 3.11 shall continue until sixty (60) days after the expiration of the time period, including any extensions thereof, within which any Tax relating to the Business may be assessed against Seller, (b) Section 3.15 shall continue until three (3) years following the Closing Date and (c) Sections 3.1, 3.2 and
3.6 shall continue until the applicable statute of limitations has run, and thereafter neither Hauser nor Seller shall have any liability whatsoever with respect to any such representation or warranty.

                                   SECTION 4
                            REPRESENTATIONS OF BUYER

     Buyer represents and warrants to Seller that, and as to Sections 4.1, 4.2 and 4.3 herein, STR represents and warrants to Seller that, as of the date of this Agreement:

     4.1. Corporate Existence. Each of STR and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate the properties and assets used in the Business being purchased hereunder and to carry on the Business as the same is now being conducted. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the nature of the Business or the character of the Assets, the failure to be so qualified would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby (a "Buyer Material Adverse Effect"). References to Buyer Material Adverse Effect in this Section 4 shall include those items of the same kind (determined by reference to the relevant representation) occurring individually or in the aggregate. For purposes of this
Section 4, and without limitation, any such adverse effect on the ability to consummate the transactions contemplated by this Agreement exceeding forty thousand dollars ($40,000) (after giving effect to any applicable insurance) shall be deemed material.

     4.2. Corporate Authority. This Agreement and the consummation of all of the transactions provided for herein have been duly authorized by the Board of Directors of each of STR and Buyer and by all requisite corporate action, and each of STR and Buyer has full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement has been duly executed and delivered by each of STR and Buyer, and constitutes a valid and legally binding obligation of each of STR and Buyer, enforceable in accordance with its terms except as enforceability may be (a) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights, or (b) subject to general principles of equity. Neither the execution and delivery of this Agreement by STR and Buyer nor the consummation by either STR and Buyer of the transactions contemplated hereby will violate or conflict with any provision of the Articles of Incorporation or By-Laws of either STR or Buyer, as applicable, or result in any breach or constitute any material default under any contract, indenture, mortgage, lease, note or other agreement or instrument to which either STR or Buyer is subject or is a party, except for any such violation, breach or default which would not have a Buyer Material Adverse Effect.

     4.3. Governmental Approvals; Consents. Neither STR nor Buyer is subject to any order, judgment or decree which would prevent the consummation of the transactions contemplated hereby. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative proceeding is pending or, to the knowledge of either STR or Buyer, threatened against STR or Buyer which would enjoin or delay the transactions contemplated hereby. Except as set forth in Schedule 4.3 hereto, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or of any third party, is or has been required on the part of either STR or Buyer in connection with the execution and delivery of this Agreement or any of the transactional documents, or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses or permits, declarations, filings or notices the failure of which to obtain or make would not have a Buyer Material Adverse Effect.

     4.4. Finders; Brokers; Consultants. Buyer is not a party to any agreement with any finder, broker or consultant, or in any way obligated to any finder, broker or consultant for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

     4.5. Financial Capacity. Buyer has in hand sufficient cash or financing necessary to consummate the transactions contemplated by this Agreement, to pay all fees and expenses of Buyer related to the transactions contemplated hereby and to fund all disbursements of the Business as of the Closing Date (the "Financing").

     4.6. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4, neither STR, Buyer, any advisor to STR or Buyer nor any other person makes any other express or implied representation or warranty on behalf of STR or Buyer, and each of STR and Buyer hereby disclaims any such representation or warranty.

     4.7. Investigation. Buyer has conducted its own independent review and analysis of the Business, including, but not limited to, its operations, technology, assets, liabilities, results of operations, financial condition and the prospects of the Business and acknowledges that Seller has provided Buyer with access to the personnel, properties, premises and records of Seller for this purpose.

     4.8. Expiration of Representations and Warranties. Subject to Section 8 hereof, the respective representations and warranties of STR and Buyer contained herein shall expire and be terminated and extinguished on the day twelve (12) months following the Closing Date; provided, however, the representations and warranties of STR and/or Buyer, as applicable, in Sections 4.1, 4.2 and 4.3 shall continue until the applicable statute of limitations has run, and thereafter neither STR nor Buyer shall have any liability whatsoever with respect to any such representation or warranty.

                                    SECTION 5
                         AGREEMENTS OF BUYER AND SELLER

     5.1. Operation of the Business. (a) Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement until the Closing, Seller will use all reasonable efforts to continue, in a manner consistent with the past practices of the Business, to maintain and preserve intact the Business and to maintain the ordinary and customary relationships of the Business with its material suppliers, customers and others having business relationships with it with a view toward preserving for Buyer, to and after the Closing Date, the Business, the Assets and the goodwill associated therewith.

          (b) During the period from the date of this Agreement until the Closing Date, Seller shall continue to operate and conduct the Business in the ordinary course, and maintain its books and records in accordance with past practices and will not, without the prior written approval of Buyer or as otherwise contemplated by this Agreement, take any of the following actions:

               (i) sell, transfer or otherwise dispose of any of its properties or assets pertaining to the Business, other than (A) in the ordinary course of business and, (B) any property or asset which is not material to the results of operations, financial condition or business of the Business taken as a whole;

               (ii) cancel any debts or waive any claims or rights pertaining to the Business, except in the ordinary course of business;

               (iii) grant any increase in the compensation of officers or employees primarily engaged in the Business, except for increases (A) in the ordinary course of business and consistent with past practice or (B) as required by any Benefit Plan (as defined in Section 3.12);

               (iv) make any capital expenditure or commitment pertaining to the Business in excess of the amount set forth in the budget, other than (A) in the ordinary course of business, (B) pursuant to existing commitments or business plans or (C) which is not material to the results of operations, financial condition or business of the Business taken as a whole;

               (v) except with respect to endorsement of negotiable instruments in the ordinary course of its Business, incur, assume or guarantee any indebtedness for borrowed money other than (A) purchase money borrowings, (B) indebtedness for borrowed money incurred in the ordinary course of business, (C) refundings of existing indebtedness and (D) other indebtedness for borrowed money which is not material to the results of operations, financial condition, or business of the Business taken as a whole;

               (vi) delay the payment of any payables or accelerate the collection of any Accounts Receivable of the Business, whether by offering more favorable terms of payment or otherwise, in a manner inconsistent with past practice; or

               (vii) agree, whether in writing or otherwise, to do any of the foregoing unless such agreement is expressly conditioned upon the approval of Buyer.

     5.2. Investigation of Business. (a) Buyer may, prior to the Closing Date, make or cause to be made such investigation of the business and properties of the Business and of its financial and legal condition as Buyer deems necessary or advisable. Seller will permit Buyer and its authorized agents or representatives, including its independent accountants, to have full access to the properties, books and records of the Business at reasonable hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Business. Seller will permit and cooperate with Buyer in discussing the acquisition of the Business by Buyer with customers of the Business, including the five customers that paid the highest amount of fees to the Business during the twelve (12) months preceding the date of this Agreement.

          (b) STR and its representatives and affiliates (including Buyer) will hold in confidence all confidential information obtained from Hauser, Seller, or their respective officers, agents, representatives or employees in accordance with the provisions of the confidentiality agreement dated March 8, 2001, as extended March 28, 2002, between STR and Hauser ("Confidentiality Letter").

     5.3. Mutual Cooperation; No Inconsistent Action. (a) Subject to the terms and conditions hereof, Seller and Buyer agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including all of the following:
(i) obtain prior to Closing all licenses, certificates, permits, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the transactions contemplated hereby; and (ii) effect all necessary registrations and filings. Seller and Buyer shall cooperate fully with each other to the extent reasonable in connection with the foregoing.

          (b) Buyer and Seller shall timely and promptly make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby. Each party shall furnish to each other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any governmental agency.

          (c) Each of Seller and Buyer shall notify and keep the other advised as to (i) any litigation or administrative proceeding pending and known to such party, or to its knowledge threatened, which challenges the transactions contemplated hereby and (ii) any event or circumstance which would constitute a breach of their respective representations and warranties in this Agreement, provided, that the failure of Seller or Buyer to comply with clause (ii) shall not subject Seller or Buyer to any liability hereunder except as and to the extent Seller or Buyer would be responsible for a breach of such representations and warranties pursuant to Section 8 (including, without limitation, the limitations on recovery and the time periods for bringing claims thereunder). Subject to the provisions of Section 10 hereof, Seller and Buyer shall not take any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

     5.4. Public Disclosures. Prior to the Closing Date, no party to this Agreement will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the above, (i) nothing in this Section 5.4 will preclude any party from making any disclosures required by law or regulation or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any federal, state or local governmental body, authority or agency, including to comply with the accounting and the Securities and Exchange Commission disclosure obligations and (ii) Buyer acknowledges that Seller will file a Current Report on Form 8-K with the Securities and Exchange Commission to disclose this Agreement and, promptly after the Closing Date, the consummation of the transactions contemplated hereby.

     5.5. Access to Records and Personnel. (a) Following the Closing Date, the parties shall retain the Books and Records relating to the Business and the Assets in their possession for the period of time set forth in their respective records retention policies on the Closing Date or for such longer period as may be required by law or any applicable court order.

          (b) The parties will allow each other reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of tax returns or the defense of litigation. Each party shall be entitled to recover its reasonable out-of-pocket costs (including, without limitation, copying costs) incurred in providing such records and/or personnel to the other party. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party, any of its officers, agents, representatives or employees, provided, however, that information which was in the public domain; (ii) was in fact known to the requesting party prior to disclosure by the disclosing party, its officers, agents, representatives or employees; or (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party, shall not be deemed to be confidential information.

     5.6. Employee Relations and Benefits.

          (a) Conduct Prior to Closing Date. Prior to the Closing Date, without the prior consent of Buyer, Seller shall take no action to terminate the employment of any key employee of the Business, and Seller shall be under no obligation to terminate any employee of the Business.

          (b) Continuity of Employment. The parties hereto intend that there shall be continuity of employment with respect to all employees who were employed in the Business immediately prior to the Closing Date.

          (c) Offers of Employment. Prior to the Closing Date, Buyer shall, in accordance with hiring practices and procedures that are similar to those used by STR in the ordinary course of its business, offer employment to (i) the employees set forth on Schedule

5.6(c)(i) and (ii) all other persons employed in the Business from or after the date of this Agreement and which continue to be employed by the Business immediately prior to Closing (the "Offer Employees"), provided that Buyer has approved the hire of any such new persons by the Business after the date hereof and prior to the Closing Date. Such offers shall be at substantially the same remuneration that such employees received immediately prior to Closing. Offer Employees who accept Buyer's offer of employment are referred to collectively as "Transferred Employees".

          (d) Comparable Benefits. Buyer shall provide such benefits (including, but not limited to, health, welfare, 401(k) plan, vacation, savings and severance benefits), effective as of the Closing Date, to the Transferred Employees that are substantially equivalent in the aggregate to the benefits in effect for such employees immediately prior to the Closing Date. To the extent that any Transferred Employee is receiving benefits under any employee benefit plan of Buyer (a "Buyer Employee Plan"), each Transferred Employee shall, without duplication of benefits, be given credit for all service with Seller, as applicable, prior to the Closing Date, for purposes of eligibility to participate, vesting and determination of level of benefits (excluding, however, benefit accrual under any defined benefit plans). Seller intends to transfer to Buyer the health insurance policy (the "Policy" ) issued by Blue Cross Blue Shield ("Blue Cross" ). To the extent permitted under the Policy and as administered by Blue Cross, Buyer shall use commercially reasonable efforts to cause Blue Cross to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any Buyer Employee Plans that such employees may be eligible to participate in on or after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Transferred Employees by Seller immediately prior to the Closing Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date and during the applicable plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

          (e) Benefit Plan Participation. Except as expressly provided in this
Section 5.6 or except as otherwise required by applicable law, Transferred Employees shall cease active participation in (and accrual of additional benefits under) all Benefit Plans as of the Closing Date.

          (f) Employment Liabilities.

               (i) With respect to claims for welfare benefits by Transferred Employees (including any beneficiary or dependent thereof), Seller shall retain
(1) all liabilities and obligations arising under any Benefit Plan to the extent that such liability or obligation relates to claims that are covered by such Benefit Plans and were incurred (whether or not reported) prior to the Closing Date, and (2) all liabilities and obligations arising under any workers' compensation arrangement to the extent such liability or obligation relates to claims incurred prior to the Closing Date, including liability for any retroactive worker's compensation premiums attributable to such period. Buyer shall be responsible, in accordance with the terms of the Buyer Employee Plans, for (X) all liabilities and obligations arising under any such Buyer

Employee Plan to the extent that such liability or obligation relates to claims that are covered by such Buyer Employee Plans and were incurred (whether or not reported) on or after the Closing Date, and (Y) all liabilities and obligations arising under any workers' compensation arrangement to the extent such liability or obligation relates to claims incurred on or after the Closing Date, including liability for any retroactive workers' compensation premiums attributable to such period.

               (ii) For purposes of Section 5.6(f)(i), claims shall be deemed to have been incurred:

               (A) with respect to all death or dismemberment claims, on the actual date of death, dismemberment or injury resulting in death;

               (B) with respect to all disability claims, other than short-term disability, on the date the claimant became unable to (X) perform his or her regular duties of employment, in the case of an employee claimant, or (Y) perform the normal day-to-day responsibilities that would reasonably be expected of someone of similar age and lifestyle, in the case of a dependent claimant;

               (C) with respect to short-term disability claims, on each day for which income benefits are payable to the claimant;

               (D) with respect to all medical, drug or dental claims, on the date the service was received or the supply was purchased by the claimant; provided, however, a medical claim relating to a claimant's hospitalization shall be deemed to be incurred on the date the claimant was first hospitalized; and

               (E) with respect to workers' compensation claims, on the date the incident giving rise to the claim occurred.

          (g) Defined Contribution Plans. For purposes of this Agreement, "Seller DC Plan" means a Benefit Plan which is a defined contribution pension plan. Transferred Employees shall be entitled to distributions of their account balances under each Seller DC Plan as soon as practicable following the Closing Date, in accordance with the provisions of the applicable Seller DC Plan and applicable law. Buyer shall accept rollover contributions from a Seller DC Plan into a defined contribution or 401(k) Plan maintained by Buyer (the "Buyer Savings Plan") of the account balances distributed to the Transferred Employees from a Seller DC Plan; provided, however, that the Buyer Savings Plan shall not be required to permit distributions or transfers by such Transferred Employees to the extent it would adversely effect the tax-qualified status of the Buyer Savings Plan.

          (h) Accrued Vacation. With respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to Closing herein (the "Vacation Policy"), Buyer shall allow such Transferred Employee to use such accrued vacation; provided, however, that if Buyer deems it necessary to disallow such employee from taking such accrued vacation, Buyer shall be liable for and pay in cash to such employee an amount equal to such vacation time in accordance with terms of the Vacation Policy; provided, further, that Buyer shall be liable for and pay in cash an amount equal to such accrued vacation time to any Transferred Employee whose employment terminates for any reason subsequent to Closing. Notwithstanding the foregoing, nothing in this Section 5.6(h) shall require Buyer to make any cash payments in lieu of vacation in violation of the Vacation Policy.

          (i) WARN Act. Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act and any other applicable law ("WARN") and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in WARN) or similar event affecting Transferred Employees and occurring on or after Closing or arising as a result of the transactions contemplated hereby.

          (j) COBRA. Seller will provide any required notice under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), and any other applicable law with respect to any "qualifying event" (as defined for purposes of COBRA) occurring with respect to any Offer Employees at or prior to the Closing Date. Buyer will provide any required notice under COBRA and any other applicable law with respect to any "qualifying event" (as so defined) occurring with respect to any Transferred Employee after the Closing Date.

          (k) Employment Agreements. Buyer shall make offers to enter into employment agreements substantially in the form attached hereto as Exhibits A-1 and A-2, respectively, with respect to the employment of Philip Katz and Eugene Damon; provided, however, the effectiveness of such employment agreements shall be conditioned upon the closing of the transactions contemplated herein.

          (l) Blue Cross Blue Shield Policy. From and after the Closing Date, Buyer shall be responsible for all obligations existing or arising under the Policy, which Policy shall be assumed by Buyer at the Closing to the extent permitted by Blue Cross. If assumption of the Policy at the Closing is not permitted by Blue Cross, Buyer shall use commercially reasonable efforts to cause the Policy to be assumed by Buyer at or as soon as reasonably possible following the Closing Date and shall provide Seller with evidence of such assumption. For such time following the Closing Date, if any, that the Policy has not been assumed by Buyer, Buyer shall reimburse Seller for all costs related to the Policy (including premiums) incurred by Seller in maintaining the Policy.

          (m) No Rights Conferred on Employees. Nothing herein, expressed or implied, shall confer upon any employee or former employee of Seller or Buyer or any of their affiliates (including, without limitation, the Transferred Employees), any rights or remedies including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.

     5.7. "As Is" Condition. Except as expressly provided in Section 3 hereof, Buyer agrees that it shall accept all Assets in an "As Is" "Where Is" condition at the Closing Date. Except as expressly provided in Section 3 hereof, Seller makes no warranty with respect to the value, condition or use of the assets, whether expressed or implied, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.

     5.8. Confidentiality Letter. Until the Closing shall actually have occurred, Buyer acknowledges that it remains subject to the Confidentiality Letter, including but not limited to the provisions thereof relating to the solicitation of employees (except as expressly contemplated by Section 5.6(c)).

     5.9. Financing. Effective as of the Closing Date, Buyer shall be responsible for funding all disbursements of the Business. Any cash, cash equivalents, similar investments, certificates of deposit, Treasury bills and other marketable securities held by the Business at the Closing shall be treated by the parties consistent with Section 1.3.

     5.10. Administration of Accounts; Customer Inquiries. (a) All payments and reimbursements made in the ordinary course of business by any third party in the name of or to Seller or any affiliate thereof in connection with or arising out of the Assets or Assumed Liabilities after the Closing Date shall be held by such person in trust for the benefit of Buyer and, immediately upon receipt by such person of any such payment or reimbursement, such person shall pay over to Buyer the amount of such payment or reimbursement without right of set off.

          (b) All payments and reimbursements made in the ordinary course of business by any third party in the name of or to Buyer or any affiliate thereof in connection with or arising out of the Excluded Assets or Excluded Liabilities after the Closing Date shall be held by such person in trust for the benefit of Seller and, immediately upon receipt by such person of any such payment or reimbursement, such person shall pay over to Seller the amount of such payment or reimbursement without right of set off.

          (c) Seller shall promptly forward to Buyer any mail (physical, electronic or otherwise), facsimile or telephone inquiries of actual or potential clients, customers, suppliers and vendors of or relating to the Business, including, without limitation, customer orders.

     5.11. Assignment of Contracts. At the Closing and effective as of the Closing Date, Seller shall assign to Buyer all its rights under the Contracts. Notwithstanding the foregoing, no Contract shall be assigned contrary to law or the terms of such Contract and, with respect to Contracts that cannot be assigned to Buyer at the Closing Date, the performance obligations of Seller thereunder shall, unless not permitted by such Contract, be deemed to be subleased or subcontracted to Buyer until such Contract has been assigned. Buyer shall assist Seller in obtaining any necessary approvals to such subleases and subcontracts, provided Buyer shall not be required to agree to any materially adverse terms or modifications in order to obtain such approvals. Seller shall use its commercially reasonable efforts to obtain all necessary consents and Buyer shall take all necessary actions to perform and complete all Contracts in accordance with their terms if neither assignment, subleasing nor subcontracting is permitted by the other party, and Seller shall pay over to Buyer any amounts received by Seller after the Closing Date as a result of performance by Buyer of such Contracts.

     5.12. Outstanding Checks. Seller shall cause all outstanding checks issued in connection with the operation of the Business prior to the Closing Date to be honored whether such checks are presented for payment from any accounts of Seller or the Business before or after the Closing Date.

     5.13. Named Insured. As of the Closing Date, Hauser shall have Buyer named as an additional insured beneficiary under its professional liability insurance policy, which policy shall provide insurance coverage of not less than $1,000,000. At Buyer's reasonable request, Seller shall provide Buyer with a copy of the certificate of insurance and documentation relating to such insurance. Hauser's obligations pursuant to this Section 5.13 shall automatically terminate on the date which is one (1) year from the Closing Date.

     5.14. Use of Name. Seller shall cease all use of the names "Shuster(R)," "Shuster Laboratories" and "Shuster Labs" or any variation thereof or any derivations thereof as promptly as practicable after the Closing Date and in no event later than three (3) months after the Closing Date. Buyer shall have the royalty-free right from and after the Closing Date to use, for a period of three
(3) months following the Closing Date, any letterhead, invoices or other supplies which bear the name "Hauser" or "Hauser Technical Services" alone or in combination with other words if such signs or supplies (i) were included in the Assets or (ii) were contracted for by the Seller for use in the Business prior to the Closing Date, and provided that any such use shall also include a clear and conspicuous disclaimer stating that the Business is no longer affiliated with Seller or Hauser and providing appropriate contact information for the Business substituting for any Seller or Hauser contact information contained on such signs or supplies.

     5.15. Purchase Price Allocation. Within thirty (30) days from the Closing Date, Buyer and Seller agree to act in good faith to allocate the Purchase Price and the Assumed Liabilities among the Assets in accordance with section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder (the "Purchase Price Allocation"). Buyer and Seller recognize that the Purchase Price does not include Buyer's acquisition expenses and that Buyer will allocate such expenses appropriately. Seller and Buyer agree to act in accordance with the computations and allocations contained in the Purchase Price Allocation (including any modifications thereto reflecting any post-closing adjustments) in any relevant Tax returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law ("1060 Forms"), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

     5.16. Buyer's Operation of the Business. From and after the Closing Date through and including the WC Determination Date, Buyer shall not delay the payment of any payables or accelerate the collection of any Accounts Receivable of the Business, whether by offering more favorable terms of payment or otherwise, in a manner inconsistent with the past practice of the Business the effect of which would cause a material obligation or liability to Seller.

                                    SECTION 6
                                   CONDITIONS

     6.1. Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) No Injunction, etc. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Asset Purchase or the transfer to Buyer by Seller of any Assets, except for the transfer of any Assets the failure of which to transfer would not, individually or in the aggregate, be material to the operations of the Business taken as a whole.

          (b) Regulatory Authorizations. All consents, approvals, authorizations and orders of federal, state and foreign governmental and regulatory authorities as are necessary in connection with the transfer of the Assets to Buyer or which if not obtained would be reasonably likely to subject Buyer or Seller, or any stockholder, officer, director or agent of any such person to civil or criminal liability or could render such transfer void or voidable (the "Required Consents") shall have been obtained, except for Required Consents the failure to obtain which, individually or in the aggregate, are not material to the operations of the Business taken as a whole and the failure of which to obtain would not subject Buyer, Seller, or any stockholder, officer, director, or agent of any such person to civil or criminal liability.

          (c) Leased Real Property. Buyer and Seller shall have executed an assignment and assumption agreement of the lease of the Leased Real Property, the form of which is attached hereto as Exhibit B (the "Assignment and Assumption of Lease") with such changes as are reasonably requested by counsel to Buyer and Seller, provided that such assignment shall not modify the rights and obligations set forth in this Agreement or the Bill of Sale Agreement (as defined herein).

     6.2. Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transactions provided for in this Agreement is subject to fulfillment of each of the following conditions:

          (a) Accuracy of Buyer's Representations and Warranties; Covenants of Buyer. (i) The representations and warranties of STR and Buyer contained in this Agreement (except as affected by the transactions contemplated in this Agreement) that are qualified as to materiality shall be true and correct and the representations and warranties of STR and Buyer set forth in this Agreement and that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date; (ii) STR and Buyer shall have complied in all material respects with all covenants contained in this Agreement to be performed by them prior to Closing; and (iii) Seller shall have received (A) a certificate signed by an officer of STR to such effect and (B) a certificate signed by an officer of Buyer to such effect.

          (b) Bill of Sale, Assignment and Assumption Agreement. Buyer shall have executed an undertaking (the "Bill of Sale Agreement") substantially in the form of Exhibit C attached hereto, pursuant to which Buyer, among other things, agrees to purchase the Assets of the Business and assume all Assumed Liabilities.

          (c) Exemption Certificates. Buyer shall have executed and delivered to Seller all certificates required by all relevant taxing authorities that are necessary to support any exemption from the imposition of any sales or similar Tax on the transfer of the Assets.

          (d) Bank Consent. Seller shall have received the consent of Wells Fargo Bank, N.A. to the transactions contemplated herein and a release of all liens on the Assets.

          (e) Landlord. Seller shall have received the consent of the landlord of the Leased Real Property to the assignment thereof to Buyer.

          (f) Release. Seller shall have received a release from the landlord of the Leased Real Property which releases Seller from any and all obligations of Seller to such landlord.

          (g) Fairness Opinion. The Board of Directors of Hauser shall have received an opinion from Peter J. Solomon Company Limited that the consideration to be received from the sale of the Business is fair from a financial point of view to Hauser.

     6.3. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions provided for in this Agreement is subject to fulfillment of each of the following conditions:

          (a) Accuracy of Representations and Warranties of Seller; Covenants of Seller. (i) The representations and warranties of Hauser and Seller contained in this Agreement (except as affected by the transactions contemplated in this Agreement) that are qualified as to materiality shall be true and correct and the representations and warranties of Hauser and Seller set forth in this Agreement and that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date; (ii) Hauser and Seller shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to Closing; and (iii) Buyer shall have received (A) a certificate signed by an officer of Hauser to such effect and (B) a certificate signed by an officer of Seller to such effect.

          (b) Bill of Sale, Assignment and Assumption Agreement. Seller shall have executed the Bill of Sale Agreement, pursuant to which Seller agrees, among other things, to sell and assign the Assets relating to the Business.

          (c) Certain Seller Conditions to be Met. The conditions set forth in
Section 6.2(d), (e) and (f) shall have been satisfied.

          (d) Intellectual Property Assignments. Seller shall have executed and delivered an assignment substantially in the form attached hereto as Exhibit D, which assignment assigns all Assets that constitute intellectual property, including Copyright Rights, Internet Rights, Trademark Rights and Technology.

          (e) Material Adverse Change. Since the date of this Agreement, there shall not have occurred with respect to the Business any material adverse change in the condition

(financial or otherwise), nature or amount of liabilities, results of operations, Assets, business or prospects of the Business, or any events which, individually or in the aggregate, could reasonably be expected to have such a material adverse change.

          (f) Legal Opinion. Seller shall have caused its counsel, Willkie Farr & Gallagher, to issue an opinion addressed to Buyer substantially in the form attached hereto as Exhibit E.

                                    SECTION 7
                                     CLOSING

     7.1. Closing Date. Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Section 9 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019, at 10:00 a.m., New York City time, on August 27, 2002 (or as soon as practicable thereafter as all of the conditions to the Closing set forth in Section 6 hereof are satisfied or waived), or such other date, time and place as shall be agreed upon by Seller and Buyer (the actual date and time being herein called the "Closing Date").

     7.2. Buyer Deliveries. At the Closing, Buyer shall deliver to Seller:

          (a) the Purchase Price as provided in Section 2.1 hereof;

          (b) the documents described in Section 6.2 hereof; and

          (c) such other documents and instruments as counsel for Buyer and Seller mutually agree to be reasonably necessary to consummate the transactions described herein.

     7.3. Seller Deliveries. At the Closing, Seller shall deliver to Buyer:

          (a) the documents described in Section 6.3 hereof; and

          (b) such other documents and instruments as counsel for Buyer and Seller mutually agree to be reasonably necessary to consummate the transactions described herein.

                                    SECTION 8
                                 INDEMNIFICATION

     8.1. Indemnification by Hauser and Seller. Hauser and Seller, jointly and severally (together, the "Seller Indemnifying Parties"), shall defend, indemnify and hold STR and Buyer and their respective affiliates (the "Buyer Indemnitees") harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorneys' fees, incurred directly by the Buyer Indemnitees (hereinafter "Buyer Losses") which arise out of (i) any breach of any of the representations and warranties contained in Section 3 hereof, without regard to any cures thereof after the date hereof, (ii) any breach by the Seller Indemnifying Parties of any of their respective covenants (other than the covenant set forth in clause (ii) of the first sentence of Section 5.3(c)) in this

Agreement which survive the Closing, (iii) the ownership, operation or use of any of the Assets prior to the Closing Date (except for any Assumed Liabilities), (iv) any noncompliance by the Seller Indemnifying Parties with any applicable bulk sales laws or fraudulent transfer laws in connection with the transactions contemplated in this Agreement, or (v) any Excluded Liabilities. The Buyer Indemnitees shall give the Seller Indemnifying Parties prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 8.1, together with the estimated amount of such claim, and the Seller Indemnifying Parties shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Buyer Indemnitees promptly after receipt of the Buyer Indemnitees' written notice; provided, however, that the Seller Indemnifying Parties' counsel shall be reasonably satisfactory to the Buyer Indemnitees. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If the Buyer Indemnitees desire to participate in any such defense assumed by the Seller Indemnifying Parties, they may do so at their sole cost and expense. If the Seller Indemnifying Parties decline to assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by the Buyer Indemnitees, including reasonable fees and disbursements of counsel. None of the parties shall, without the prior written consent of the other parties, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other parties or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other parties for any liability arising out of such claim or demand or any related claim or demand.

          (b) The foregoing obligation to indemnify the Buyer Indemnitees set forth in Section 8.1(a) shall be subject to each of the following limitations:

               (i) The indemnification obligation of the Seller Indemnifying Parties under Section 8.1(a)(i) and any breach of the agreements and covenants to be performed by the Seller Indemnifying Parties prior to Closing shall survive the Closing Date for only the periods specified in Section 3.21 hereof, and thereafter all such representations, warranties and covenants of the Seller Indemnifying Parties under this Agreement shall be extinguished. No claim for the recovery of such Buyer Losses may be asserted by the Buyer Indemnitees after such periods specified in Section 3.21 hereof; provided, however, that claims first asserted in writing with specificity within 30 days of such period shall not thereafter be barred;

               (ii) No reimbursement for Buyer Losses asserted against the Seller Indemnifying Parties under Section 8.1(a)(i), above shall be required unless and until the cumulative aggregate amount of such Buyer Losses equals or exceeds $250,000 (the "Threshold"). In the event that Buyer Losses exceed the Threshold, then all such Buyer Losses shall be subject to indemnification hereunder without regard to the Threshold; provided that the Threshold shall not apply to any claims with respect to any breach of the representations contained in Section 3.11 herein.

               (iii) The Seller Indemnifying Parties' liability to the Buyer Indemnitees under Section 8.1(a)(i) for Buyer Losses in excess of the Threshold shall not exceed twenty percent (20%) of the Purchase Price; provided, however, Buyer Losses attributable to any breach of the representations and warranties contained in Section 3.11 herein shall be excluded in calculating such limitations.

          (c) The indemnities provided in this Section 8.1 shall survive the Closing without regard to any prior investigation or knowledge by or of the Buyer Indemnitees. The indemnity provided in this Section 8.1 shall be the sole and exclusive remedy of the Buyer Indemnitees against the Seller Indemnifying Parties at law or equity for any matter covered by Sections 8.1(a), except for Buyer Losses attributable to fraud by any of the Seller Indemnifying Parties.

          (d) In no event shall the Seller Indemnifying Parties be liable to the Buyer Indemnitees for special, indirect, incidental, consequential or punitive damages.

     8.2. Indemnification by STR and Buyer. STR and Buyer, jointly and severally (together, the "Buyer Indemnifying Parties") shall defend, indemnify and hold Hauser and Seller and their respective affiliates (the "Seller Indemnitees") harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorney fees, incurred directly by the Seller Indemnitees (hereinafter "Seller's Losses"; together with Buyer Losses, "Losses") arising out of (i) any breach of any of the representations and warranties contained in Section 4 hereof, without regard to any cures thereof after the date hereof, (ii) any breach by the Buyer Indemnifying Parties of any of their respective covenants (other than the covenant set forth in clause (ii) of the first sentence of Section 5.3(c)) in this Agreement which survives the Closing, (iii) the ownership, operation or use of the Assets on or after the Closing Date or (iv) all Assumed Liabilities. The Seller Indemnitees shall give the Buyer Indemnifying Parties prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 8.2, together with the estimated amount of such claim, and the Buyer Indemnifying Parties shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Seller Indemnitees promptly following the receipt of the Seller Indemnitees' written notice; provided, however, that the Buyer Indemnifying Parties' counsel shall be reasonably satisfactory to the Seller Indemnitees. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If the Seller Indemnitees desire to participate in any such defense assumed by the Buyer Indemnifying Parties they may do so at their sole cost and expense. If the Buyer Indemnifying Parties decline to assume any such defense, they shall be liable for all costs and expenses of defending such claim incurred by the Seller Indemnitees, including reasonable fees and disbursements of counsel. None of the parties shall, without the prior written consent of the other parties, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other parties or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other parties for any liability arising out of such claim or demand.

          (b) The foregoing obligation to indemnify the Seller Indemnitees set forth in Section 8.2(a) shall be subject to each of the following limitations:

               (i) The Buyer Indemnifying Parties indemnification obligation under Section 8.2(a)(i) and any breach of the agreements and covenants of Buyer to be performed prior to Closing shall survive the Closing Date for only the periods specified in Section 4.8 hereof, and thereafter all such representations, warranties and covenants of the Buyer Indemnifying Parties under this Agreement shall be extinguished. No claim for the recovery of such Seller's Losses may be asserted by the Seller Indemnitees after periods specified in Section 4.8 hereof; provided, however, that claims first asserted in writing with specificity within 30 days of such period shall not thereafter be barred.

               (ii) No reimbursement for Seller's Losses asserted against the Buyer Indemnifying Parties under Section 8.2(a)(i), above shall be required unless and until the cumulative aggregate amount of such Seller's Losses equals or exceeds $250,000 (the "Buyer Threshold"). In the event that Seller's Losses exceed the Buyer Threshold, then all such Seller Losses shall be subject to indemnification hereunder without regard to the Buyer Threshold.

               (iii) The Buyer Indemnifying Parties' liability to the Seller Indemnitees under Section 8.2(a)(i) for Seller's Losses in excess of the Buyer Threshold shall not exceed twenty percent (20%) of the Purchase Price.

          (c) The indemnities provided in this Section 8.2 shall survive the Closing without regard to any prior investigation or knowledge by or of the Seller Indemnitees. The indemnity provided in this Section 8.2 shall be the sole and exclusive remedy of the Seller Indemnitees against the Buyer Indemnifying Parties at law or equity for any matter covered by Sections 8.2(a), except for Seller Losses attributable to fraud by any of the Buyer Indemnifying Parties.

          (d) In no event shall the Buyer Indemnifying Parties be liable to the Seller Indemnitees for special, indirect, incidental, consequential or punitive damages.

     8.3. Indemnification Calculations. (a) The amount of any Seller's Losses or Buyer Losses for which indemnification is provided under this Section 8 shall be computed net of any insurance proceeds received by the indemnified party in connection with such Losses.

          (b) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for all federal, state and local income tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

                                    SECTION 9
                                   TERMINATION

     9.1. Termination Events. Without prejudice to other remedies which may be available to the parties by law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

          (a) by mutual written consent of Buyer and Seller;

          (b) by Seller, in its sole discretion, after the date which is ten
(10) days after the date of this Agreement, if Seller shall not have received evidence, in form and substance reasonably satisfactory to Seller, that Buyer has sufficient cash or financing on hand to consummate the transactions contemplated by this Agreement; or

          (c) by either Buyer or Seller by written notice to the other party if the Closing shall not have been consummated on or before August 31, 2002, unless the failure to consummate the sale and purchase of the Assets is the result of a breach of this Agreement by the party seeking to terminate this Agreement.

     9.2. Effect of Termination. In the event of any termination of the Agreement as provided in Section 9.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Buyer or Seller, except that (i) the obligations of Buyer and Seller under Sections 5.2(b), 5.8 and 11.6 of this Agreement shall remain in full force and effect and (ii) termination shall not preclude either party from suing the other party for breach of this Agreement.

                                   SECTION 10
                         ALTERNATIVE DISPUTE RESOLUTION

     The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. Any party may give the other party(ies) written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of said notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within sixty (60) days of the disputing party's original notice, or if the parties fail to meet within twenty (20) days, either party may initiate legal proceedings to resolve the controversy or claim. If a party's negotiator intends to be accompanied at a meeting by an attorney, the other party's negotiator shall be given at least three (3) business days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

                                   SECTION 11
                                  MISCELLANEOUS

     11.1. Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid to the appropriate address below, or to such other address as any such party shall designate by written notice to the other party hereto.

                  If to STR:

                                      Specialized Technology Resources, Inc.
                                      10 Water Street
                                      Enfield, CT 06082
                                      Attn:  Dennis L. Jilot
                                      Fax:  (860) 749-9158

                  With a copy to:
                                      Murtha Cullina LLP
                                      CityPlace I
                                      185 Asylum Street
                                      Hartford, CT 06103
                                      Attn:  Willard F. Pinney, Jr., Esq.
                                      Fax:  (860) 240-6016

                  If to Buyer:
                                      c/o Specialized Technology Resources, Inc.
                                      10 Water Street
                                      Enfield, CT 06082
                                      Attn:  Dennis L. Jilot
                                      Fax:  (860) 749-9158

                  With a copy to:
                                      Murtha Cullina LLP
                                      CityPlace I
                                      185 Asylum Street
                                      Hartford, CT 06103
                                      Attn:  Willard F. Pinney, Jr., Esq.
                                      Fax:  (860) 240-6016

                  If to Hauser:
                                      Hauser, Inc.
                                      20710 S. Alameda Street
                                      Long Beach, California 90810
                                      Attn:  Kenneth C. Cleveland
                                      Fax:  (310) 637-9807

                  With a copy to:
                                      Willkie Farr & Gallagher
                                      787 Seventh Avenue
                                      New York, New York 10019
                                      Attn:  Steven J. Gartner, Esq.
                                      Fax:  (212) 728-8111

                  If to Seller:
                                      Hauser Technical Services, Inc.
                                      c/o Hauser, Inc.
                                      20710 S. Alameda Street
                                      Long Beach, California 90810
                                      Attn:  Kenneth C. Cleveland
                                      Fax:  (310) 637-9807

                  With a copy to:
                                      Willkie Farr & Gallagher
                                      787 Seventh Avenue
                                      New York, New York 10019
                                      Attn:  Steven J. Gartner, Esq.
                                      Fax:  (212) 728-8111

     11.2. Bulk Transfers. Buyer waives compliance with the provisions of all applicable laws relating to bulk transfers in connection with the Asset Purchase.

     11.3. Transfer Taxes. All transfer, documentary, sales, use, registration, value-added and other similar Taxes and related fees (including any penalties, interest and additions to Tax) (collectively, "Transfer Taxes") incurred in connection with this Agreement and the transactions contemplated hereby shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Transfer Tax laws and to the extent any exemptions from such taxes are available Buyer and Seller shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

     11.4. Further Assurances; Asset Returns. Upon request from time to time, Seller shall execute and deliver all documents, take all rightful oaths, and do all other acts that may be reasonably necessary or desirable, in the reasonable opinion of counsel for Buyer, to perfect or record the title of Buyer, or any successor of Buyer, to the Assets transferred or to be transferred under this Agreement, or to aid in the prosecution, defense, or other litigation of any rights arising from said transfer (provided that Buyer shall reimburse Seller for all out-of-pocket costs and expenses resulting from any such request). In the event that Buyer receives any assets of Seller that are not intended to be transferred pursuant to the terms of this Agreement, whether or not related to the Business, Buyer agrees to promptly return such assets to Seller at Seller's expense.

     11.5. Other Covenants. Without limiting Section 5.11 herein, to the extent that any consents needed to assign to Buyer any of the Assets have not been obtained on or prior to the

Closing Date, this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any such consent shall not be obtained on or prior to the Closing Date, then (a) Seller and Buyer, if required under applicable law, shall use their reasonable efforts in good faith to obtain such consent as promptly as practicable thereafter and (b) if in the reasonable judgment of Buyer such consent may not be obtained, the parties shall use reasonable efforts in good faith to cooperate, and to cause each of their respective affiliates to cooperate, in any lawful arrangement designed to provide for Buyer the benefits under any such Assets.

     11.6. Expenses. Subject to Section 11.3, Seller and Buyer shall each pay their respective expenses (such as legal, investment banking and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement.

     11.7. Non-Assignability. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by either party hereto without the express prior written consent of the other party, and any attempted assignment, without such consents, shall be null and void; provided, however, that Buyer may assign its rights, but not its obligations, to STR (provided STR may only assign such rights to any direct or indirect wholly owned subsidiary of STR and/or to Heller (as defined below)), any direct or indirect wholly owned subsidiary of Buyer or to Heller Financial, Inc. ("Heller") in its capacity as agent for the lenders party to the Credit Agreement, dated August 15, 2001, among STR, Heller and the parties thereto, as amended; provided, further, that STR may assign its rights, but not its obligations, to Heller, as agent.

     11.8. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     11.9. Representations and Warranties; Schedules and Exhibits.

          (a) Buyer acknowledges and agrees that Seller is not making any representation or warranty whatsoever, express or implied, including, without limitation, in respect of Seller, the Business or the Assets, except those representations and warranties of Seller explicitly set forth in Section 3 of this Agreement. Each of Buyer and Seller agrees that neither Seller nor any of the respective officers, directors, stockholders, employees, affiliates, representatives or agents of Seller shall have any liability or responsibility arising out of, or relating to, any information (whether written or oral), documents or materials furnished by Seller or any of its officers, directors, stockholders, employees, affiliates or any of their respective representatives or agents, including the Confidential Memoranda, relating to the Business, dated November 16, 2001 (as amended or supplemented), and any information, documents or materials made available to Buyer in certain "data rooms", management presentations or any other form in expectation of the transactions contemplated by this Agreement, except as reflected in the representations, warranties, covenants and agreements contained in this Agreement.

          (b) All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement. All references to schedules are deemed to be references to the specific schedule of the Disclosure Schedules. All statements contained in schedules, exhibits, certificates and other instruments attached hereto or delivered or furnished on behalf of Seller pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Seller under Section 3 hereof. Any fact or item which is clearly disclosed on any Schedule or Exhibit to this Agreement or in the Financial Statements in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another Schedule or other Schedules (or Exhibit or other Exhibits) to this Agreement readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other Schedule or Schedules (or Exhibit or Exhibits), as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any Schedule or Exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

     11.10. Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

     11.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     11.12. Consent to Jurisdiction. Each of the parties hereto, irrevocably submits to the exclusive jurisdiction of the State of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto, further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 11.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     11.13. Certain Definitions. (a) For purposes of this Agreement, the terms below shall have the following meanings:

               (i) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

               (ii) "person" means an individual, corporation, partnership, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended);

               (iii) "subsidiary" or "subsidiaries" of Hauser, Buyer, STR, Seller or any other person means any person of which Hauser, Buyer, STR, Seller or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such person; and

               (iv) "knowledge" a party hereto when modifying any representation and warranty shall mean that such party has no knowledge that such representation and warranty is not true and correct to the same extent as provided in the applicable representation and warranty, and that: (A) such party has made appropriate investigations and inquiries of its officers and responsible employees; and (B) nothing has come to its attention in the course of such investigation and inquiries or otherwise which would cause such party, in the exercise of due diligence, to believe that such representation and warranty is not true and correct in all material respects.

          (b) Seller shall be deemed to have satisfied the requirements of
Section 11.13(a)(iv) by making appropriate investigations and inquiries of the officers and employees of Seller listed on Schedule 11.13(a)(iv), and no knowledge of any other officer or employee of Seller shall be imputed to the persons listed on Schedule 11.13(a)(iv) or to Seller.

     11.14. Entire Agreement. This Agreement, and the Schedules and Exhibits hereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior discussions, communications or writings.

     11.15. Section Headings; Table of Contents. The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     11.16. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     11.17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

              [The remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.


                                        HAUSER, INC.

                                        By: /s/  Kenneth C. Cleveland
                                            ------------------------------
                                            Name:  Kenneth C. Cleveland
                                            Title: President and Chief Executive
                                                   Officer


                                        HAUSER TECHNICAL SERVICES, INC.

                                        By: /s/  Kenneth C. Cleveland
                                            ------------------------------
                                            Name:  Kenneth C. Cleveland
                                            Title: President


                                        SPECIALIZED TECHNOLOGY RESOURCES, INC.

                                        By: /s/  Dennis L. Jilot
                                            ------------------------------
                                            Name:  Dennis L. Jilot
                                            Title: President and Chief Executive
                                                   Officer


                                        STR ACQUISITION SUB, INC.

                                        By: /s/  Dennis L. Jilot
                                            ------------------------------
                                            Name:  Dennis L. Jilot
                                            Title: President and Chief Executive
                                                   Officer